SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              AMENDMENT NO. 5
                                    TO
                              SCHEDULE 14D-9

                  Solicitation/Recommendation Statement
                   Pursuant to Section 14(d)(4) of the
                     Securities Exchange Act of 1934

                           FIRST INTERSTATE BANCORP
                           (Name of Subject Company)

                           FIRST INTERSTATE BANCORP
                       (Name of Person Filing Statement)

                      COMMON STOCK, PAR VALUE $2.00 PER SHARE
          (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                        (Title of Class of Securities)

                                320548100
                      (CUSIP Number of Class of Securities)

                              WILLIAM J. BOGAARD, ESQ.
                      EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              FIRST INTERSTATE BANCORP
                                633 WEST FIFTH STREET
                                LOS ANGELES, CA 90071
                                  (213) 614-3001
                   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                      ON BEHALF OF THE PERSON FILING STATEMENT)

                                    COPY TO:

                              FRED B. WHITE III, ESQ.
                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                             NEW YORK, NEW YORK 10022
                                  (212) 735-3000


               First Interstate Bancorp ("First Interstate") hereby amends and supplements its statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission on November 20, 1995, as amended by Amendments No. 1 through No. 4 thereto (the "Schedule 14D-9"). Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 14D-9.

          ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

               The following Exhibits are filed herewith:

          Exhibit 47:    Newspaper Advertisement placed by First
                         Interstate, dated January 4, 1996.


                                  SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   FIRST INTERSTATE BANCORP

                                    By: /s/ William J. Bogaard

                                         William J. Bogaard
                                         Executive Vice President
                                         and General Counsel

          Dated:  January 4, 1996